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                            TEXON INTERNATIONAL PLC
                           Offer for all Outstanding
                           10% Senior Notes due 2008
                           in Exchange for Registered
                       10% Series A Senior Notes due 2008


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON THE EARLIER OF ________ __, 1998 (UNLESS EXTENDED) OR THE DATE ON WHICH 100% OF THE OLD NOTES ARE VALIDLY TENDERED AND NOT WITHDRAWN (THE "EXPIRATION DATE"). TENDERED
                                                   ---------------
OLD NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.


To:  Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     Texon International plc (the "Company") is offering, upon and subject to
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the terms and conditions set forth in the Prospectus, dated _________ __, 1998
(as the same may be amended or supplemented from time to time, the

"Prospectus"), and the enclosed Letter of Transmittal (the "Letter of
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Transmittal"), to exchange (the "Exchange Offer") an aggregate principal amount
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of up to DM 245,000,000 of its 10% Series A Senior Notes Due 2008 (the "Exchange
                                                                        --------
Notes") for a like principal amount of its outstanding 10% Senior Notes Due 2008
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(the "Old Notes").  The Exchange Notes are being offered to satisfy certain
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obligations of the Company under the Purchase Agreement, dated as of January 27,
1998, between the Company and the initial purchasers of the Old Notes (the

"Initial Purchasers") and the Exchange and Registration Rights Agreement, dated
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January 27, 1998, among the Company and the initial purchasers of the Old Notes.

     We are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

     1.  Prospectus dated ________ __, 1998;

     2. The Letter of Transmittal for your use and for the information of your clients, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

     3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the
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Expiration Date (as defined below) or if the procedures for book-entry transfer cannot be completed on a timely basis;

     4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

     5. Return envelopes addressed to The Chase Manhattan Bank, the Exchange Agent (the "Exchange Agent") for the Old Notes.
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     Your prompt action is requested.  The Exchange Offer will expire at 5:00
p.m., New York City time, on _________ __, 1998 (unless extended by the Company) or the date on which 100% of the Old Notes are validly tendered and not withdrawn (the "Expiration Date"). Old Notes tendered pursuant to the Exchange
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Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If holders of Old Notes wish to tender but time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 8 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Chase Manhattan Bank, as the Exchange Agent for the Old Notes, at its address set forth on the front of the Letter of Transmittal.

                                    Very truly yours,

                                    TEXON INTERNATIONAL PLC

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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